UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2012

Remark Media, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

Six Concourse Parkway, Suite 1500, Atlanta, GA 30328
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(770) 821-6670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Other Events.

In a Current Report on Form 8-K filed on December 20, 2011, the Company reported the following:

"On December 14, 2011, Gregory M. Swayne's employment as Chief Executive Officer of HSW International [now named Remark Media, Inc.], was terminated.  The Company is currently negotiating the terms of  a separation agreement for Mr. Swayne.   Mr. Swayne will retain his seat on HSW International’s Board of Directors and will stand for re-election at HSW International’s 2011 annual meeting of stockholders to be held December 30, 2011.  On December 14, 2011, the Board appointed Scott Booth as the Chairman of the Board, replacing Mr. Swayne.

On December 14, 2011, Shawn G. Meredith resigned her position as Chief Financial Officer of HSW International [now named Remark Media, Inc.] effective December 31, 2011.  The Company is currently negotiating the terms of a separation agreement and a consulting agreement to provide accounting advice and assistance with the Company's financial reporting."

Effective February 14, 2012, the Board approved a Separation and Release Agreement and Independent Contractor Agreement pursuant to which Mr. Swayne resigned his employment, and the Company agreed to compensate Mr. Swayne a total of $100,000 payable over a six-month period, and his COBRA insurance payments for the same, as of January 1, 2012, in exchange for specified consulting services and a release of the Company by Mr. Swayne.

Effective February 14, 2012, the Board approved an Agreement and General Release pursuant to which the Company agreed to compensate Ms. Meredith a total of $50,000 payable over a three-month period beginning January 1, 2012, and to provide for the payment by her of medical and dental COBRA insurance premiums for the three month period beginning January 1, 2012 in the amount, of $2,229 in exchange for a release of the Company by Ms. Meredith.  The Company and Ms. Meredith also entered into an  Independent Contractor Agreement pursuant to which the Company agreed to compensate Ms. Meredith $100 per hour over a three-month period beginning January 1, 2012, for specified consulting services set forth in the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMARK MEDIA, INC.

Date: February 21, 2012	By:	/s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Chief Operating Officer & General Counsel